EX99.1
PFSweb Announces Results of 2022 Annual Meeting of Stockholders

ALLEN, Texas – August 23, 2022 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, held its Annual Meeting of Stockholders today, August 23, 2022 in Allen, Texas.

All Company proposals were approved by the Company’s stockholders, including: the election of seven directors; compensation of the Company’s named executive officers on a non-binding, advisory basis; an amendment to the Rights Agreement with Computershare Inc.; and the approval of BDO USA, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2022.

About PFS

PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations
Cody Slach or Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com